As filed with the Securities and Exchange Commission on February 17, 2012

Registration No. 333-146867

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 10

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES OF

CERTAIN REAL ESTATE COMPANIES

PALADIN REALTY INCOME PROPERTIES, INC.

(Exact name of registrant as specified in its governing instruments)

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(310) 996-8704

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Lenard

Executive Vice President, Secretary and Counselor

Paladin Realty Income Properties, Inc.

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(310) 996-8704

(310) 996-8708 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rosemarie A. Thurston

Lesley H. Solomon

Alston & Bird LLP

1201 W. Peachtree Street, Atlanta, Georgia 30309-3424

(404) 881-7000

(404) 881-7777 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Deregistration of Shares of Common Stock

Paladin Realty Income Properties, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (File No. 333-113863) (the “Initial Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on February 23, 2005, pursuant to which the Registrant registered up to 38,500,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), for sale in its initial public offering (the “Initial Offering”), including up to 35,000,000 shares of Common Stock to be issued in a primary offering at $10.00 per share and up to 3,500,000 shares of Common Stock to be issued pursuant to the Registrant’s distribution reinvestment plan at $10.00 per share.

The Registrant filed an additional Registration Statement on Form S-11 (File No. 333-146867) (the “First Follow-On Registration Statement”), which was declared effective by the Commission on July 28, 2008, pursuant to which the Registrant registered up to 52,526,316 shares of Common Stock for sale in a follow-on offering (the “First Follow-On Offering”), including up to 42,000,000 shares of Common Stock to be issued in a primary offering at $10.00 per share and up to 10,526,316 shares of Common Stock to be issued pursuant to the Registrant’s distribution reinvestment plan at $9.50 per share. Pursuant to Rule 415(a)(6) under the Securities Act, the First Follow-On Offering included 33,000,000 shares of Common Stock that had originally been registered on the Initial Registration Statement that were not sold during the Initial Offering for a total of 75,000,000 primary shares.

Subsequently, the Registrant filed another Registration Statement on Form S-11 (File No. 333-175741), which was declared effective by the Commission on January 24, 2012, pursuant to which the Registrant registered up to 72,894,737 shares of Common Stock, for sale in a second follow-on offering (the “Second Follow-On Offering”), including up to 65,000,000 shares of Common Stock to be issued in a primary offering at $10.00 per share and up to 7,898,737 shares of Common Stock to be issued pursuant to the Registrant’s distribution reinvestment plan at $9.50 per share. Pursuant to Rule 415(a)(6) under the Securities Act, the Second Follow-On Offering includes 72,894,737 shares of Common Stock registered on the First Follow-On Registration Statement that were previously unsold.

The Registrant is filing this Post-Effective Amendment No. 10 to the First Follow-On Registration Statement in order to withdraw from registration all of the shares of Common Stock covered by the First Follow-On Registration Statement which were not sold in the First Follow-On Offering or included in the Second Follow-On Offering.

The Registrant sold a total of 4,447,870 shares of Common Stock in the First Follow-On Offering, including 548,585 shares of Common Stock which were issued pursuant to the Registrant’s distribution reinvestment plan, and 72,894,737 shares of Common Stock have been included in the Second Follow-On Offering. Accordingly, the Registrant hereby amends the First Follow-On Registration Statement to withdraw from registration a total of 8,183,709 shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 17th day of February, 2012.

PALADIN REALTY INCOME PROPERTIES, INC.

By:	/s/ John A. Gerson

Name:	John A. Gerson

Title:	Executive Vice President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title(s)	Date

	* James R. Worms	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 17, 2012

	/s/ John A. Gerson John A. Gerson	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 17, 2012

	* Harold H. Greene	Director	February 17, 2012

	* Michael L. Meyer	Director	February 17, 2012

	* Christopher H. Volk	Director	February 17, 2012

*By:	/s/ John A. Gerson		February 17, 2012

John A. Gerson, as attorney-in-fact